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                                                                    EXHIBIT 99.1

[ENRON LOGO]                                              ENRON
                                                          P.O. Box 1188
                                                          Houston, TX 77251-1188


                                                          NEWS RELEASE


                                                          Mark Palmer
                                                          (713) 853-4738


             ENRON REACHES SETTLEMENT WITH OSPREY TRUST NOTEHOLDERS

FOR IMMEDIATE RELEASE:  Thursday, Feb. 26, 2004

         HOUSTON - Enron announced today that it has reached a settlement resolving certain claims and disputes relating to notes issued by the Osprey Trust, the stakeholders of which are third parties. Proceeds of the notes had been invested in interests in Whitewing Associates, L.P. and its general partner, Whitewing Management LLC (collectively, "Whitewing"). Enron also owns interests in and manages Whitewing, which holds interests worth an estimated $855 million to $1.25 billion in various domestic and international assets, plus approximately $3.0 billion in claims against Enron. As a result of the settlement, Enron indirectly will wholly own these interests.

         Under the settlement, Enron will receive the interests of the Osprey Trust in Whitewing and certain releases, and holders of approximately $2.4 billion of notes issued by the Osprey Trust will receive a $3.6 billion allowed claim against Enron in its bankruptcy, a $75 million cash payment and certain releases. Enron also will dismiss certain settling parties from its pending litigation against Whitewing to recover preferential payments.

         Upon closing of the settlement, Enron will be Whitewing's sole owner. The settlement will enable Enron to dispose of interests in assets held by Whitewing and implement transactions that are part of Enron's reorganization plan, including the establishment of Prisma Energy International. Whitewing has interests in several European power projects; a power distribution company and a natural gas distribution company in South America; the Bammel gas storage facility in Texas; North American exploration and production, power and technology companies; and approximately $242 million in escrowed proceeds from the sale of asset interests.


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         "We are pleased to have reached an important settlement that will allow
Enron to move forward with planned asset sales and the establishment of Prisma Energy International," said Stephen F. Cooper, acting CEO of Enron.

         Enron has filed a motion with the U.S. Bankruptcy Court seeking approval of the settlement. The parties to the settlement are Enron; the Official Committee of Unsecured Creditors appointed in Enron's bankruptcy case; beneficial holders of more than 50% in principal amount of notes issued by the Osprey Trust, namely various investment funds and accounts managed by four investment managers: Oaktree Capital Management, LLC, AEGON USA Management Company LLC, Pacific Investment Management Company LLC, and Principal Global Investors, LLC, together with National Indemnity Company, a subsidiary of Berkshire Hathaway Inc.; The Bank of New York, in its capacity as Indenture Trustee of the Osprey Notes and Securities Intermediary of the Osprey Trust; and Whitewing and certain of its subsidiaries.

         The motion and Settlement Agreement can be viewed at http://www.enron.com/corp/pressroom/whitewing/MotionandSettlementAgrmt.pdf and the Exhibits to the Settlement Agreement can be viewed at http://www.enron.com/corp/pressroom/whitewing/ExhibitstoSA.pdf.

         Enron's Internet address is www.enron.com.



The Motion, Settlement Agreement and this press release may contain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that any such forward-looking statements are based on management's current expectation and, as such, are not guarantees of future performance. Accordingly, actual results could differ materially as a result of known and unknown risks and uncertainties, including, but not limited to: various regulatory issues; the outcome of the Company's Chapter 11 process; risks inherent in the Company's Chapter 11 process, such as the non-confirmation of the Joint Chapter 11 Plan (the "Plan") of the Company and its debtor affiliates (collectively, the "Debtors"), non-occurrence or delayed occurrence of the Plan's effective date or delayed distribution or non-distribution of securities or other assets under the Plan; the uncertain outcomes of ongoing litigation and governmental investigations involving the Company's operating subsidiaries and the Debtors, including those involving foreign regulators and the U.S. Congress, the Department of Justice, the Securities and Exchange Commission ("SEC"), the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the National Association of Securities Dealers, Inc., the Federal Energy Regulatory Commission, the Commodity Futures Trading Commission, the Federal Trade Commission, the California and Connecticut Attorneys General and numerous Congressional committees and state agencies; the uncertain outcomes of numerous lawsuits and claims; the effects of negative publicity on the Company's operating subsidiaries' business opportunities; the effects of the departure of past and present employees of the Debtors;



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uncertain resolution of special purpose entity issues; the preliminary and uncertain nature of valuations and estimates contained in the Plan; financial and operating restrictions that may be imposed on an operating subsidiary of the Company if the Company is required to register under the Public Utility Holding Company Act; potential environmental liabilities; increasing competition and operational hazards faced by the Debtors and operating subsidiaries of the Company; the potential lack of a trading market for the securities distributed to creditors; uncertainties created by the lack of reported information for securities distributed to creditors and the lack of independent operating history of the Company's operating subsidiaries; economic, political, regulatory and legal risks affecting the finances and operations of the Debtors and the Company's operating subsidiaries; and the uncertain timing, costs and recovery values involved in the Debtors' efforts to recover accounts receivable and to liquidate the remaining assets.

As explained in a November 8, 2001 Form 8-K filed by the Company with the SEC, the previously issued financial statements of the Company for the fiscal years ended December 31, 1997 through 2000 and for the first and second quarters of 2001 and the audit reports covering the year-end financial statements for 1997 through 2000 should not be relied upon. In addition, as explained in an April 22, 2002 Form 8-K filed by the Company, the financial statements of the Company for the third quarter of 2001 should not be relied upon. The Company continues to believe that the existing common and preferred stock of the Company have no value. However, the Joint Chapter 11 Plan of the Company and its debtor affiliates filed with the Bankruptcy Court on July 11, 2003 provides the Company's stockholders with a contingent right to receive recovery in the very unlikely event that the aggregate value of the Company's assets exceeds the total amount of allowed claims.


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